January 19, 2010

Emerald Acquisition Corporation
No. 48 South Qingshui Road
Laiyang City, Shandong 265200
People’s Republic of China

Gentlemen:

You have requested our opinion, as counsel for Emerald Acquisition Corporation, a Cayman Islands corporation (the “Company”), in connection with the Form S-1 Amendment #1 registration statement (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of  8,590,571 of our ordinary shares, par value $0.001 per share, including 5,670,339 of our ordinary shares and 2,920,232 of our ordinary shares issuable upon the exercise of warrants held by the selling shareholders.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the ordinary shares to be sold by the selling shareholders have been, and the ordinary shares issuable upon the exercise of warrants will be, duly authorized and legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the laws of the Cayman Islands. This opinion opines upon Cayman Islands law including the statutory provisions, all applicable provisions of the statutes and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Anslow & Jaclin, LLP
ANSLOW & JACLIN, LLP

195 Route 9 South, Suite 204, Manalapan, New Jersey 07726
Tel:  (732) 409-1212  (732) 409-1212 Fax: (732) 577-1188